COGNIGEN NETWORKS, INC.

EXHIBIT 21

SUBSIDIARIES

     Our only subsidiaries are (i) Intandem Communication Corp., a Delaware corporation; (ii) Lowest Cost Mall, Inc., a Colorado corporation; and (iii) Cognigen Business Systems, Inc., a Delaware corporation, all of which are wholly owned subsidiaries.